Exhibit 23.1

CONSENT OF INDEPENDENT AUDITOR

We consent to the incorporation by reference in Registration Statement (No. 333-153734) on Form S-8 of Bioanalytical Systems, Inc. of our report dated June 28, 2019, relating to the financial statements of Smithers Avanza Toxicology Services LLC, as of and for the years ended December 31, 2018 and 2017, which appears in the Form 8-K/A of Bioanalytical Systems, Inc. dated July 15, 2019.

/s/ Mayer Hoffman McCann P.C.
July 15, 2019